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                     September 18, 2020

       Christopher Meyer
       Chief Financial Officer
       Bloomin' Brands, Inc.
       2202 North West Shore Boulevard, Suite 500
       Tampa, FL 33607

                                                        Re: Bloomin' Brands,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 29, 2019
                                                            Filed February 26,
2020
                                                            File No. 1-35625

       Dear Mr. Meyer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Lori Lyn Miklavic